Exhibit 99.1
NEWS
MEDIA CONTACTS:
For Dell:
Paula Warmer, Rainer VonMielecki
+44 (0) 1344 373925, +44 (0) 1344 372550
paula_warmer@dell.com
rainer_vonmielecki@dell.com
DELLTM ACQUIRES ACS, ACCELERATING INFRASTRUCTURE
CONSULTING CAPABILITY FOR BUSINESS CUSTOMERS IN THE UK
Move Broadens Dell’s Application Lifecycle Management Portfolio With the
Addition of Application Packaging Methods
BRACKNELL, 14 Nov. 2006 —Dell announced today it has acquired ACS, a UK-based IT services company, to provide business customers with infrastructure consulting and customised application services to help maximise their returns on IT investments.
     Terms of the purchase were not disclosed, but Dell said the acquisition was not material to its financial results.
     “ACS is a highly respected specialist in providing application management and deployment services, and infrastructure consulting. Our goal is to help customers derive maximum value from their IT infrastructure investments. This acquisition is part of that strategy along with very aggressive organic growth,” said Stephen Murdoch, Vice President of Solutions & Services, Dell EMEA.
     “With the expertise we acquire with ACS, Dell extends its existing capabilities to support the full lifecycle of our customers’ application deployments. By engaging earlier in the planning phases, we can help ensure critical changes such as Microsoft Vista migrations are well planned, designed and executed,” Murdoch said.
     “Dell’s global presence and outstanding customer relationships will enable us to introduce our services to a much wider market,” said Eddie Young, Managing Director ACS (UK). “This gives our employees the opportunity to reach many more customers and broaden their skills and experiences as part of an industry leader. Our customers will get even more value from the leveraged strength of both companies.”
     ACS’ application services include a technical process called application packaging in which installation or “setup” routines are written, modified or enhanced to meet individual customer’s needs. Since the packaging service can be centrally located, Dell will deliver this offering for customers worldwide as an integral part of its managed services portfolio. ACS’ “best-of-class” infrastructure consulting capabilities are focused in the areas of virtualisation, security and Microsoft ® products, where Dell is experiencing significant customer demand.
     Dell plans to integrate ACS employees fully into its operations when the acquisition is finalised. For more information on Dell services, visit www.dell.com/services.
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About Dell
     Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell sells more systems globally than any computer company, placing it No. 25 on the Fortune 500. Company revenue for the past four quarters was $57.4 billion. For more information, visit http://www.dell.com. To get Dell news direct, visit http://www.dell.com/RSS.
About ACS
     ACS is a highly respected independent specialist in providing application management and deployment services, and infrastructure consulting. It was formed in 1990 by a former manager from IBM, and has a “blue chip” roster of UK Financial Services customers with an exceptional reputation for quality.
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